Exhibit 21.1

Legal Name	Fictitious Name	State of
Incorporation

XLNT Veterinary Care, Inc.	Animal Internal Medicine	Delaware
Bascom Animal Hospital
Palo Alto Pet Hospital
Scripps Ranch Veterinary Hospital
Adler Veterinary Care, Inc.	Adler Veterinary Group	California
Animal Clinic of Yucca Valley, Inc.	High Desert Animal Hospital of Yucca Valley	California
High Desert Animal Hospital 29 Palms
Animal Emergency Clinic of the Desert, Inc.	Animal Emergency Clinic of the Desert	California
Animal Medical Hospital, Inc.	Animal Medical Hospital	California
Bay Area Veterinary Specialists, Inc.	Bay Area Veterinary Specialists	California
Bonita Pet Hospital, Inc.	Bonita Pet Hospital	California
Bradshaw Veterinary Clinic, Inc.	Bradshaw Veterinary Clinic	California
Brentwood Pet Clinic, Inc.	Brentwood Pet Clinic	California
California Animal Hospital Veterinary	California Animal Hospital	California
Specialty Group, Inc.	Animal Specialty Group
Eldorado Animal Hospital, Inc.	Eldorado Veterinary Hospital	California
Jerauld L. Woodring, Inc.	Northridge Veterinary Care	California
Lawrence Pet Hospital	Lawrence Pet Hospital	California
McConnell & Fenton Corporation	All Creatures Veterinary Care	California
Rainbow Hawk, Inc.	California Oaks Veterinary Clinic	California
San Carlos Veterinary Hospital, Inc.	San Carlos Veterinary Hospital	California
South Bay Veterinary Specialists, Inc.	South Bay Veterinary Specialists	California
South County Emergency Animal Clinic, Inc.	South County Emergency Animal Clinic	California
Stanford Pet Clinic, Inc.	Stanford Pet Clinic	California
Tarvin & Lenehan, Inc.	Veterinary Surgical Specialists	California
Vets & Pets, Incorporated	All About Pets Animal Care	California
VetSurg, Inc.	Animal Emergency Center	California
Yuba-Sutter Veterinary Hospital, Inc.	Yuba-Sutter Veterinary Hospital	California

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